Exhibit 15.2

Schwartz Levitsky Feldman llp CHARTERED PROFESSIONAL ACCOUNTANTS LICENSED PUBLIC ACCOUNTANTS TORONTO ● MONTREAL

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

To: Grown Rogue International Inc.

We consent to the incorporation by reference of our Independent Auditor’s Report dated March 13, 2017 with respect to the consolidated financial statements of Intelligent Content Enterprises Inc. as at August 31, 2016 and 2015 and for the years ended August 31, 2016, 2015 and 2014 referenced in Form 20-F of Grown Rogue International Inc. as of November 15, 2018.

Toronto, Ontario, Canada	Chartered Professional Accountants
June 8, 2022	Licensed Public Accountants

2300 Yonge Street, Suite 1500, Box 2434 Toronto, Ontario M4P 1E4 Tel: 416 785 5353 Fax: 416 785 5663